Exhibit 10.11

                , 2020

To:

Dear                         :

We are pleased to offer you a position with JFrog Ltd. (the “Company”) as a member of its Board of Directors (the “Board”), commencing after, and subject to, your election to the Board, to serve until your successor is duly appointed. In addition to your service on the Board, we expect that you will be appointed to serve on one or more committees of the Board.

After you have become a member of the Board, we will recommend to the Board that you be granted a nonstatutory share option entitling you to purchase up to 50,000 ordinary shares of the Company at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant as determined in the discretion of the Board (the “Option”). Subject to the Board’s approval, your Option will vest over a period of four (4) years, in equal installments, for each 3 months of completed service from the date you join the Board. This Option shall be subject to the terms and conditions of the Company’s share option plan and form of share option agreement. No right to any ordinary shares is earned or accrued until such time as that vesting occurs, nor does the grant confer any right to continue vesting or maintenance of your status as a service provider to the Company or member of the Board.

You shall also be reimbursed for all reasonable expenses incurred by you in connection with such services in accordance with the Company’s established policies.

As with all our directors and executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to the Company’s standard Indemnification Agreement, which we have enclosed with this offer letter.

In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s shareholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

You agree that, during the term of your directorship with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your directorship, nor will you engage in any other activities that conflict with your obligations to the Company.

Furthermore, you agree at all times during the term of your directorship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as defined below) of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted during the term of your directorship), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. You further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your directorship with the Company and supersedes any contemporaneous or prior representations or agreements, whether written or oral. This letter is governed by the laws of the state of Israel, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Best Personal Regards,

JFrog Ltd.

Shlomi Ben Haim, CEO and Member of the Board of Directors

ACCEPTED AND AGREED TO

Date:

Enclosure: Indemnification Agreement

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